As filed with the Securities and Exchange Commission on July 18, 2005

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OMNI ENERGY SERVICES CORP.

(Exact name of registrant as specified in its charter)

Louisiana	72-1395273
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

4500 N.E. Evangeline Thruway Carencro, Louisiana	70520

(Address of principal executive offices)	(Zip Code)

Amended and Restated OMNI Energy Services Corp. Stock Incentive Plan

(Full title of the plan)

G. Darcy Klug

4500 N.E. Evangeline Thruway

Carencro, Louisiana 70520

(Name and address of agent for service)

(337) 896-6664

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To be Registered (1)		Proposed Maximum Offering Price Per Share (4)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee
Common Stock, par value $.01 per share	285,423	(2)	$2.42	$690,724	$82
Common Stock, par value $.01 per share	714,577	(3)	$2.42	$1,729,277	$204

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers an indeterminate number of shares that may be issuable by reason of stock splits, stock dividends or similar transactions. A total of 833,333 shares issuable under the Plan were previously registered on Form S-8 on November 3, 2003 (Reg. No. 333-110198). A total of 500,000 shares (166,667 shares following the Company’s July 2002 one for three reverse stock split) issuable under the Plan were previously registered on Form S-8 (Reg. No. 333-80973) and a total of 1,500,000 shares (500,000 shares following the Company’s July 2002 one for three reverse stock split) issuable under the Plan were previously registered on Form S-8 (Reg. No. 333-49409).

(2)	Represents 285,423 shares issued and outstanding under the Plan.
(3)	Represents 714,577 shares issuable pursuant to the Plan.
(4)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) and (c), based on the average of the high and low sales price of a share of the common stock on July 12, 2005 as reported on the Nasdaq National Market.

Explanatory Statement

The Registrant has prepared this Registration Statement in accordance with the requirements of Form S-8 and pursuant to General Instruction E of Form S-8 under the Securities Act to register up to 1,000,000 shares of its common stock issued or issuable under the Amended and Restated OMNI Energy Services Corp. Stock Incentive Plan (the “Plan”).

Pursuant to General Instruction E of Form S-8, the contents of Registration Statement Nos. 333-110198, 333-80973 and 333-49409 relating to the Amended and Restated OMNI Energy Services Corp. Stock Incentive Plan described herein are incorporated herein by reference.

This Form S-8 also includes a prospectus prepared in accordance with General Instruction C of Form S-8 and in accordance with the requirements of Part I of Form S-3. This reoffer prospectus may be used for reofferings and resales on a continuous or delayed basis in the future of up to an aggregate of 285,423 shares of common stock that constitute “restricted securities” that have been issued under the Plan before the filing of this Registration Statement.

The amount of securities to be offered or resold under the reoffer prospectus by each shareholder and any other person with whom he or she is acting in concert for the purpose of selling our securities, may not exceed, during any three month period, the amount specified in Rule 144(e).

Part I

Information required in the Section 10(a) Prospectus

The Registrant will send the documents containing the information specified in this Part I of Form S-8 to Plan participants as specified by Rule 428(b)(1) under the Securities Act. Pursuant to the instructions to Form S-8, the Registrant is not required to file these documents either as part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Reoffer Prospectus

OMNI ENERGY SERVICES CORP.

UP TO 285,423 SHARES OF

COMMON STOCK

This prospectus relates to the resale of up to 285,423 shares of our common stock that may be offered from time to time by certain employees of OMNI, identified under “Selling Shareholders” in this prospectus. The selling shareholders have acquired the shares pursuant to the terms of the Amended and Restated OMNI Energy Services Corp. Stock Incentive Plan.

The selling shareholders may from time to time offer all or a portion of these shares of common stock through public or private transactions on the Nasdaq National Market or such other securities exchange on which our common stock is traded at the time of the sale. The selling shareholders may sell these shares of common stock at prevailing market prices or at privately negotiated prices either directly or through agents, broker dealers or otherwise. You may find more information concerning how the selling shareholders may sell these shares under the caption “Plan of Distribution.”

Each selling shareholder may be deemed to be an “underwriter” as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”), and any commissions paid or discounts or concessions allowed to any such person and any profits received on resale of the securities offered hereby may be deemed to be underwriting compensation under the Securities Act.

The selling shareholders will receive all of the net proceeds from the sale of the shares of common stock offered by this prospectus. We are paying all of the expenses of registration incurred in connection with this offering, but the selling shareholders will pay all selling and other expenses.

Our common stock is traded on the Nasdaq National Market under the symbol “OMNI.” On July 12, 2005, the last reported sale price of our common stock on the Nasdaq National Market was $2.39 per share.

See “ Risk Factors” beginning on page 3 for information that you should consider before purchasing these shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed on the adequacy or accuracy of this prospectus and any representation to the contrary is a criminal offense.

The date of this prospectus is July 18, 2005.

We have not authorized anyone to give any information or to make any representations concerning the offering of the common stock except that which is in the prospectus, or which is referred to under the heading “Where You Can Find More Information” in the prospectus. If anyone gives or makes any other information or representation, you should not rely on it. The prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the securities that are referred to in the prospectus. The prospectus is not an offer to sell or a solicitation of any offer to buy securities in any circumstances in which the offer or solicitation is unlawful. You should not interpret the delivery of the prospectus, or any sale of securities, as an indication that there has been no change in our affairs since the date of the prospectus. You should also be aware that information in the prospectus may change after this date.

Risk Factors

You should carefully consider the following risk factors, in addition to the other information set forth or incorporated by reference in this prospectus, before purchasing shares of our common stock. Each of these risk factors could adversely affect our business, operating results and financial condition, and also adversely affect the value of an investment in our common stock.

Industry volatility may adversely affect our results of operations.

The demand for our services depends on the level of capital expenditures by oil and gas companies for developmental construction and these expenditures are critical to our operations. The levels of such capital expenditures are influenced by:

•	oil and gas prices and industry perceptions of future price levels;

•	the cost of exploring for, producing and delivering oil and gas;

•	the ability of oil and gas companies to generate capital;

•	the sale and expiration dates of leases in the United States;

•	the availability of current geophysical data;

•	the discovery rate of new oil and gas reserves; and

•	local and international political and economic conditions.

The cyclical nature of the oil and gas industry has a significant effect on our revenues and profitability. Historically, prices of oil and gas, as well as the level of exploration and developmental activity, have fluctuated substantially. This has, in the past, and may, in the future, adversely affect our business. We are unable to predict future oil and gas prices or the level of oil and gas industry activity. A prolonged low level of activity in the oil and gas industry will likely depress development activity, adversely affecting the demand for our products and services and our financial condition and results of operations.

Our growth and growth strategy involves risks.

We have grown over the last several years through internal growth and acquisitions of other companies. It will be important for our future success to manage our rapid growth and this will demand increased responsibility for management personnel. The following factors could present difficulties to us:

•	the lack of sufficient executive-level personnel;

•	the successful integration of the operations of Trussco, Inc. including the integration of a management team with no history of working together;

•	increased levels of debt and administrative burdens; and

•	increased logistical problems of large, expansive operations.

If we do not manage these potential difficulties successfully, they could have a material adverse effect on our financial condition and results of operations.

We have incurred net losses in previous years.

While some of our recent history reflects annual net income, our past financial history, including the year ended December 31, 2004, reflects annual net losses. While we hope to generate increased revenues and return to profitability, any such increase may not be sustainable or indicative of future results of operations. We do intend to continue investing in internal expansion, infrastructure, integration of acquired companies and into our operations and our marketing and sales efforts.

Our consolidated financial statements for the year ended December 31, 2004 were prepared assuming the Company would continue on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company suffered a significant loss from operations during the 2004 year, had a working capital deficit, was in default on certain of its debt instruments, and required capital funding from sources other than operations to meet its current debt obligations. In the past two years, the Company has been required to raise additional capital by the issuance of both equity and debt instruments.

The Company has secured capital from certain institutional investors, that in conjunction with cash flows from operations and sales of certain non-core assets, will be used to fund its current debt service obligations and serve to mitigate the factors that originally raised doubt about the Company’s ability to continue as a going concern.

As of December 31, 2004, we had a material weakness in our internal controls, and our internal control over financial reporting was not effective as of that date. If we fail to maintain an effective internal controls, we may not be able to provide timely and accurate financial statements.

As more fully described in the Form 10-K filed on April 18, 2005, through an evaluation of the effectiveness of internal control over financial reporting for the year ended December 31, 2004, Management identified a material weakness. As a result of such evaluation, Management recognized the need to strengthen and expand the Company’s public reporting function with the employment of additional financial and accounting staff experienced with generally accepted accounting principles, reporting to the Securities and Exchange Commission, internal controls and the Sarbanes-Oxley Act of 2002. Management believes certain identified weaknesses during the 2004 year arose because of inadequate staffing in the Company’s current accounting and financial reporting function. This staffing void was created with the December 2004 departure of the Company’s Chief Accounting Officer. Management acknowledges the weakness of the controls and will find a suitable candidate that will insure the Company is compliant with all its reporting and disclosure requirements. The Company commenced the process of replacing the chief accounting officer in the second quarter of 2005. During the interim, the Company will use outside independent accounting experts as determined necessary.

The dangers inherent in our operations and the potential limits on insurance coverage for certain risks could expose us to potentially significant liability costs.

Our seismic operations are subject to risks or injury to personnel and loss of equipment. Our crews often conduct operations in extreme weather, in difficult terrain that is not easily accessible, and under other hazardous conditions. In addition, our aviation operations are subject to numerous hazards inherent in the operation of helicopters and airplanes. These hazards include adverse weather conditions, crashes, explosions, collisions and fires, all of which may result in injury to personnel or loss of equipment. We maintain what we believe is prudent insurance protection. However, we cannot assure that our insurance will be sufficient or effective under all circumstances. A successful claim for which we are not fully insured may have a material adverse effect on our revenues and profitability. We do not carry business interruption insurance with respect to our operations.

We operate in a highly competitive industry.

We compete with several other providers of seismic drilling, helicopter support, permitting, survey and environmental services. Competition among seismic contractors historically has been, and will continue to be, intense. Competitive factors have in recent years included price, crew experience, equipment availability, technological expertise and reputation for quality and dependability. Our revenues and earnings may be affected by the following factors:

•	changes in competitive prices;

•	fluctuations in the level of activity and major markets;

•	general economic conditions; and

•	governmental regulation.

Additionally, in certain geographical areas, some of our competitors operate more crews than we do and have substantially greater financial and other resources. These operators could enjoy an advantage over us if the competitive environment for contract awards shifts to one characterized principally by intense price competition.

Seasonality and adverse weather conditions in the regions in which we operate may adversely affect our operations.

Our operations are directly affected by the weather conditions in the Gulf of Mexico. Due to seasonal differences in weather patterns, we may operate more days in the spring, summer and fall periods and less in the winter months. The seasonality of oil and gas industry activity in the Gulf Coast region also affects our operations. Due to exposure to weather, we generally experience higher drilling activity in the spring, summer and fall months with the lowest activity in winter months, especially with respect to our operations in the mountainous regions of the western United States. The rainy weather, hurricanes and other storms prevalent in the Gulf of Mexico and along the Gulf Coast throughout the year may also affect our operations. As a result, full-year results are not likely to be a direct multiple of any particular quarter or combination of quarters.

We are dependent on key personnel.

Our success depends on, among other things, the continued active participation of our executive officers and certain of our other key operating personnel. Our officers and personnel have extensive experience in the domestic and international oilfield services industry. The loss of the services of any one of these persons could impact adversely our ability to implement our expansion strategy.

We may incur additional expenditures to comply with governmental regulations.

        Our seismic and aviation operations are subject to extensive governmental regulation, violations of which may result in civil and criminal penalties, injunctions and cease and desist orders. These laws and regulations govern, among other things, operations in wetlands, the handling of explosives and the operation of commercial aircraft. Although our cost of compliance with such laws has to date been immaterial, such laws are changed frequently. Accordingly, it is impossible to predict the cost or impact of such laws on our future operations. We are also required by various governmental agencies to obtain certain permits, licenses and certificates. To date, we believe that we possess all permits, licenses and certificates material to the operation of our business. The loss by us of any of the licenses required for our operation could have a material adverse effect on our operations.

We depend on demand for our services from the oil and gas industry, and this demand may be affected by changing tax laws and oil and gas regulations. As a result, the adoption of laws that curtail oil and gas production in our areas of operation may adversely affect us. We cannot determine to what extent our operations may be affected by any new regulations or changes in existing regulations.

Future technological advances could impair operating assets or require substantial unbudgeted capital expenditures.

We compete in providing services in a capital intensive business. The development of seismic data acquisition and processing equipment has been characterized by rapid technological advancements in recent years, and this trend may continue. Manufacturers of seismic equipment may develop new systems that have competitive advantages over systems now in use that could render our current equipment obsolete or require us to make significant unplanned capital expenditures to maintain our competitive position. Under such circumstances, there can be no assurance that we would be able to obtain necessary financing on favorable terms.

Our seismic drilling and aviation operations depend on a few significant customers.

We derive a significant amount of our revenue from a small number of geophysical companies. Our inability to continue to perform services for a number of our large existing customers, if not offset by sales to new or other existing customers could have a material adverse effect on our business and operations. For example, our largest customers (those which individually accounted for more than 10% of revenue in a given year, listed alphabetically) collectively accounted for 84% (Veritas DGC and Western Geophysical), 71% (Quantum Geophysical, Seismic Exchange, and Veritas DGC) and 50% (PGS, Quantum Geophysical, Seismic Exchange, and Veritas DGC) of revenue for fiscal 2002, 2003, and 2004, respectively. Additionally, our Aviation division relies on a contract with one customer who accounted for 32% of this division’s 2004 revenues.

Unfavorable results of litigation could have a material adverse impact on our financial statements.

We are subject to a variety of claims and lawsuits. Adverse outcomes in some or all of the pending cases may result in significant monetary damages or injunctive relief against us. We are also subject to a variety of other claims and suits that arise from time to time in the ordinary course of our business. While management currently believes that resolving all of these matters, individually or in the aggregate, will not have a material adverse impact on our financial position or results of operations, the litigation and other claims noted above are subject to inherent uncertainties and management’s view of these matters may change in the future. There exists the possibility of a material adverse impact on our financial position and the results of operations for the period in which the effect of an unfavorable final outcome becomes probable and reasonably estimable.

If we breach any of the material financial covenants under our various indebtedness, or if an event of default is declared with respect to any such indebtedness, our debt service obligations could be accelerated.

If we breach any of the material financial covenants under our various indebtedness, such as our Convertible Debentures, or if an event of default is declared with respect to any such indebtedness, our substantial debt service obligations could be accelerated. In the event of any such simultaneous acceleration, we would not be able to repay all of the indebtedness.

Forward-Looking Statements

Certain statements included in this prospectus and in the documents that we have incorporated by reference that are not historical facts are intended to be “forward-looking statements.” Forward-looking statements in this prospectus are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include statements that relate to:

•	our business plans or strategies, and projected or anticipated benefits or other consequences of such plans or strategies;

•	our objectives;

•	projected and anticipated benefits from future or past acquisitions; and

•	projections involving anticipated capital expenditures or revenues, earnings or other aspects of capital projects or operating results.

Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate” or “believe” or similar language.

Forward-looking statements are not guarantees of future performance and all phases of our operations are subject to a number of uncertainties, risks and other influences, many of which are beyond our control. Any one of such influences, or a combination, could materially affect the results of our operations and the accuracy of the forward-looking statements that we make.

You are cautioned that all forward-looking statements involve risks associated with OMNI’s dependence on activity in the oil and gas industry, labor shortages, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution and other risks detailed in our filings with the Securities and Exchange Commission. Additional important factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements are discussed under the caption “Risk Factors” above. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that they are made. We undertake no obligation to publicly update our forward-looking statements.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the public reference room. Our filings are also available over the Internet at the SEC’s website at http://www.sec.gov.

This prospectus is part of a registration statement that we have filed with the SEC to register the securities offered by this prospectus. The registration statement contains additional information about us and our securities. You may inspect the registration statement and exhibits at the SEC’s public reference room or at the SEC’s website.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The documents we incorporate by reference are considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this incorporated information.

We incorporate by reference the documents listed below:

•

Our annual report on Form 10-K for the fiscal year ended December 31, 2004 (filed with the SEC on April 18, 2005) as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on May 2, 2005 and by Amendment No. 2 on Form 10-K/A filed with the SEC on July 1, 2005.

•	Our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2005 (filed with the SEC on May 19, 2005).

•

Our current reports on Form 8-K filed with the SEC on January 27, 2005, February 2, 2005, February 24, 2005, March 3, 2005, April 22, 2005, May 2, 2005, May 6, 2005, May 17, 2005, May 20, 2005, May 24, 2005, June 8, 2005, June 17, 2005, July 5, 2005, July 8, 2005, and July 15, 2005. (other than any information in a Current Report on Form 8-K furnished pursuant to Item 2.02 or Item 7.01).

•	The description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on November 17, 1997; and

•

All documents filed by us with the SEC pursuant to Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this prospectus and prior to the termination of this offering (other than any information in a Current Report on Form 8-K furnished pursuant to Item 2.02 or Item 7.01).

We also disclose information about us through current reports on Form 8-K that are furnished to the SEC to comply with Regulation FD. This information disclosed in these reports is not considered to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, is not subject to the liabilities of that section and is not incorporated by reference herein.

At your request, we will provide you with a free copy of any of these filings (except for exhibits, unless the exhibits are specifically incorporated by reference into the filing). You may request copies by writing or telephoning us at:

OMNI Energy Services Corp.

4500 NE Evangeline Thruway

Carencro, Louisiana 70520

Attn: G. Darcy Klug

(337) 896-6664

The Company

General

OMNI Energy Services Corp. is an integrated oilfield service company specializing in providing a range of (i) onshore seismic drilling, operational support, permitting, survey and helicopter support services to geophysical companies operating in logistically difficult and environmentally sensitive terrain in the United States; (ii) helicopter transportation services to oil and gas companies operating primarily in the shallow waters of the Gulf of Mexico; and (iii) dock-side and offshore non-hazardous, hazardous oilfield waste management and environmental cleaning services, including tank and vessel cleaning and safe vessel entry for oil and gas companies operating in the Gulf of Mexico. We operate in three business divisions - Seismic Drilling, Aviation Transportation Services and Environmental Services. See “Recent Events” below for a discussion of the pending sale of our Aviation Transportation Services division.

Seismic Drilling. The principal market of our Seismic Drilling division is the marsh, swamp, shallow water and contiguous dry land areas along the Gulf Coast (the “Transition Zone”), primarily in Louisiana and Texas, where we are a leading provider of seismic drilling support services. In 1997, we commenced operations in the mountainous regions of the western United States, and in 2003 we initiated seismic drilling activities in various Transition Zone regions of Mexico.

We own and operate a fleet of specialized seismic drilling and transportation equipment for use in the Transition Zone. We believe we are the only company that currently can both provide an integrated range of seismic drilling, permitting, survey and helicopter support services in all of the varied terrain of the Transition Zone and simultaneously support operations for multiple, large-scale seismic projects. In 2002, we acquired all of the assets of AirJac Drilling, a division of Veritas Land DGC. With this acquisition, we became the largest domestic provider of seismic drilling support services to geophysical companies.

Aviation Transportation. We operate a fleet of 20 company-owned and leased helicopters, and one fixed-wing aircraft, from bases or heliports located in the Gulf Coast regions of Louisiana. Our land-based aviation customers are primarily geophysical companies operating in various regions of the United States. Our offshore aviation customers include oil and gas companies operating primarily in the shallow waters of the Gulf of Mexico. We also maintain an inventory of aviation maintenance parts, turbine engines and other miscellaneous flight equipment used in connection with providing aviation services to our customers. In 2003, we acquired American Helicopters, Inc. (“AHI”) establishing us as a provider of key helicopter transportation services in the Gulf of Mexico. See “Recent Events” below for a discussion of the pending sale of our Aviation Transportation Services division.

Environmental Services. We provide dock-side and offshore non-hazardous oilfield waste management and environmental cleaning services, including drilling rig, tank and vessel cleaning, safe vessel entry, naturally occurring radioactive material (“NORM”) decontamination, platform abandonment services, pipeline flushing, gas dehydration, and hydro blasting. Demand for our dock-side vessel and tank cleaning and non-hazardous waste treatment businesses are primarily driven by drilling and well-site abandonment activity in the shallow waters of the Gulf of Mexico, as reflected by the drilling rig count. Much of the cleaning and waste treatment is from residual waste created in the drilling process.

We are a Louisiana corporation, and the mailing address of our executive offices is 4500 NE Evangeline Thruway, Carencro, Louisiana 70520. Our telephone number is (337) 896-6664.

We were founded in 1987, as OMNI Drilling Corporation, to provide drilling services to the geophysical industry. In July 1996, OMNI Geophysical, L.L.C. acquired substantially all of the assets of OMNI Geophysical Corporation, the successor to the business of OMNI Drilling Corporation. OMNI Energy Services Corp. (“OMNI”) was formed as a Louisiana corporation on September 11, 1997 to acquire all of the outstanding common units of OMNI Geophysical, L.L.C.

Description of Operations

We provide an integrated range of services including (i) onshore seismic drilling, operational support, permitting, survey and helicopter support services to geophysical companies operating in logistically difficult and environmentally sensitive terrain in the United States, (ii) helicopter transportation services to oil and gas companies operating primarily in the shallow waters of the Gulf of Mexico; and (iii) dock-side and offshore non-hazardous oilfield waste management and environmental cleaning services, including tank and vessel cleaning and safe vessel entry for oil and gas companies operating in the Gulf of Mexico. See “Recent Events” below for a discussion of the pending sale of our Aviation Transportation Services division.

Seismic Drilling. Our primary activity is the drilling and loading of source points for seismic analysis. Once the geophysical company has plotted the various source points and a survey crew has marked their locations, our drill crews are deployed to drill and load the source points.

In the Transition Zone, we use water pressure rotary drills mounted on various types of vehicles to drill the source holes. The nature, accessibility and environmental sensitivity of the terrain surrounding the source point determine the type of vehicle used. Transition Zone source holes are generally drilled to depths of 40 to 180 feet, depending on the nature of the terrain and the needs of the geophysical company, using ten-foot sections of drill pipe, which are carried with the drilling unit. Our Transition Zone vehicles are typically manned with a driver and one or two helpers. The driver is responsible for maneuvering the vehicle into position and operating the drilling unit, while the helper sets and guides the drill into position, attaches the drilling unit’s water source, if drilling in dry areas, and loads the drill pipe sections used in the drilling process. Once the hole has been drilled to the desired depth, it is loaded with dynamite, which is carried onboard our vehicles in special containers. The explosive charge is set at the bottom of the drill hole and then tested to ensure that the connection has remained intact. Once the charge has been tested, the hole is plugged in accordance with local, state and federal regulations and marked so that the geophysical company can identify it for detonation at a later date. This process is repeated throughout the survey area until all source points have been drilled and loaded.

In seismic rock drilling, we use compressed air rotary/hammer drills to drill holes that are typically shallower than Transition Zone holes. Rock drills are manned by a two-man or three-man crew and are transported to and from locations by hand, surface vehicle or helicopter. Once the hole has been drilled to the desired depth, it is loaded with explosives, which are delivered to the job site in an explosive magazine carried by hand, vehicle or helicopter.

Operational Support. We are able to coordinate a variety of related services to customers performing 3-D seismic data acquisition projects that produce significant economies of scale and value. Our substantial base of experience gained from years of work supporting 3-D seismic projects enables us to provide significant pre-job planning information to the customer during job design analysis. Typical 3-D seismic data acquisition projects in the field involve large amounts of equipment, personnel and logistics coordination. Coordination of movements between permitting, drilling, survey and recording crews is of critical importance to timely, safe and cost effective execution of the job. We have a pool of senior field supervisors, who have broad seismic industry experience and are able to coordinate the activities of drill crews, permit agents and survey teams with the recording crews to achieve improved results. These personnel also have the ability to recommend changes to the customer field representatives in the manner of executing the job in the field to improve performance and reduce costs. By having the ability to perform significant field coordination, we are able to streamline field decision making and information flow and reduce customer overhead costs that otherwise would be required to perform these supervisory tasks. We also have one of the industry’s leading Health, Safety and Environmental (“HSE”) programs. The involvement of our experienced personnel monitoring HSE field practices greatly reduces customer involvement in this area. By offering the only integrated combination of seismic drilling, permit acquisition, seismic survey and operational support, in addition to an equipment fleet that is one of the largest in terms of number of units and most diverse in the industry, we provide significant operational advantages to the customer.

Permitting. We maintain a “Geophysical Permit Acquisition Division.” Our staff of contract permit agents first conducts research in public land title records to determine ownership of the lands located in the seismic projects. The permit agents then contact, negotiate and acquire permits and landowner consents for the survey, drilling and recording crews to conduct their operations. Throughout the seismic data acquisition process, the permit agents assist the crews in the field with landowner relations and permit restrictions in order to reduce field-crew downtime for noncompliance with landowner requests. Our permit services are enhanced with the assistance of a proprietary database software program specifically designed for efficient management of seismic projects.

Survey. Once all permits and landowner consents for a seismic project have been obtained and the geophysical company has determined the placement of source and receiving points, contract survey crews are sent into the field to plot each source and receiving point prior to drilling. We employ both GPS (global positioning satellite) equipment, which is more efficient for surveying in open areas, and conventional survey equipment, which is generally used to survey wooded areas. We have successfully integrated both types of equipment in order to complete projects throughout the varied terrain of the Transition Zone and elsewhere. In addition, the contract survey crews have access to our extensive fleet of specialized transportation equipment, as opposed to most other survey companies, which must rent this equipment.

Helicopter Support. Working in concert with our Aviation Services division, we provide helicopter support throughout the continental United States to geophysical companies and certain federal and state governmental agencies when needed. We use long-line helicopters to shuttle geophones and recorders used to collect seismic data between receiving points. Once seismic data has been acquired from a portion of the project site, the geophones and recorders must be moved into position to collect data from the next area to be analyzed. By using helicopters, we are able to reduce delays in completing stages of a seismic project by transporting the geophones and recording boxes to the next receiving points in the survey area in an efficient manner, and with minimal environmental impact. Our helicopters are also used to transport heli-portable drilling units and their crews into remote, or otherwise inaccessible terrain, in an efficient and environmentally sensitive manner. (See Recent Events)

Fabrication And Maintenance. At our Carencro facilities, we perform all routine repairs and maintenance for our Transition Zone and highland drilling equipment. We design and fabricate aluminum marsh all terrain vehicles (ATV’s), a number of our support boats and pontoon boats, and the drilling units we use on all of our Transition Zone equipment. We purchase airboats directly from the manufacturer and then modify the airboats to install the drilling equipment. We have also designed and built a limited number of highland drilling units by installing our drilling equipment on tractors bought directly from the manufacturer. We also fabricate rock-drilling equipment and have the capability of fabricating other key equipment, such as swamp ATV’s. Because of our ability to fabricate and maintain much of our equipment, we do not believe that we are dependent on any one supplier for our drilling equipment or parts.

Aviation Transportation. Currently, we operate 20 helicopters and one fixed-wing aircraft. Our offshore helicopters derive revenue from the transport of our customers’ workers and equipment to platforms, drilling rigs and other offshore structures. Oil and gas exploration and production companies and other offshore service companies use our aviation services primarily for routine offshore transportation, to transport personnel during medical and safety emergencies, and to evacuate personnel during the threat of hurricanes and other adverse weather conditions. Most of our customers have entered into contracts for transportation services for a term of one year or longer, although some do hire us on an “ad hoc” or “spot” basis.

Many of our aircraft are available for hire by any customer, but nine are currently dedicated to specific customers. We operate helicopters that have flying ranges up to 150 miles from shore, but we maintain various offshore re-fueling locations to increase the helicopters’ range and the amount of time a helicopter can operate offshore. Our pilots, several of whom are Airline Transport Pilots, Certified Flight Instructors, Certified Flight & Instrument Instructors and are all commercially licensed, have an average of approximately 11,000 flight hours. We perform all routine maintenance on our aircraft at each of our land bases and at our primary repair and hangar facilities in Carencro, Louisiana. See “Recent Events” below for a discussion of the pending sale of our Aviation Transportation Services division.

Environmental Services. We are an environmental and maintenance service contractor working primarily for onshore and offshore oil and gas companies. Our environmental services unit (Trussco, Inc.) provides equipment and personnel to perform environmental cleaning services including drilling rig, tank and vessel cleaning, NORM decontamination, platform abandonment services, pipeline flushing, hydro blasting and gas dehydration services. We operate in the onshore, dockside and offshore regions of the Gulf of Mexico where we are considered to be the leading provider of such environmental services. Our cleaning operations are performed at six locations along the Louisiana Gulf Coast.

Recent Events

On June 30, 2005, we entered into definitive agreements to sell the equipment and related assets of our aviation division to Rotorcraft Leasing Company, L.L.C. for a cash price of $11 million. The proceeds will be used primarily to repay advances under our Term A credit facility. Closing is expected upon receipt of approval of the transaction from our Senior Lenders, GE Capital Corporation and Webster Business Credit Corporation, and approval of the definitive agreements from the financing provider for Rotorcraft Leasing Company.

Use of Proceeds

All of the shares of common stock offered hereby are being offered by the selling shareholders, who will receive all proceeds from such sales. We will not receive any proceeds from the sale of shares of common stock offered by the selling shareholders.

Selling Shareholders

This prospectus relates to the offering and sale, from time to time, of up to 285,423 shares of our common stock by the shareholders named in the table below. The shares to which this prospectus relates are “restricted securities” as defined under Rule 144 of the Securities Act. In addition, those shares that are held by our affiliates may also be considered “control securities” as defined in General Instruction C to Form S-8.

The table below sets forth certain information, as of June 15, 2005 and as adjusted to reflect the sale of the shares offered hereby, regarding the beneficial ownership of our common stock by all of the selling shareholders. The information set forth below is based on information provided by the selling shareholders.

The selling shareholders may from time to time offer the shares of common stock offered by this prospectus. The following table assumes that the selling shareholders sell all of the shares offered by them in offerings pursuant to this prospectus, and neither dispose of nor acquire any additional shares. We do not know when or in what amounts the selling shareholders may offer shares for resale and we cannot assure you that the selling shareholders will sell any or all of the shares offered by this prospectus.

The address of each shareholder listed below is care of OMNI Energy Services Corp., 4500 N.E. Evangeline Thruway, Carencro, Louisiana 70520.

Name of Beneficial Owner	Relationship to OMNI Energy Services Corp.	No. of Shares Beneficially Owned		No. of Shares Offered Hereby	No. of Shares Owned After Offering		Percentage Ownership After the Offering (1)
James C. Eckert	Chief Executive Officer	1,022,358	(2)	75,000	1,022,358	(2)	7.4%
Darcy G. Klug	Executive Vice President	774,163	(3)	60,673	774,163	(3)	5.6%
Rene MJ VandenBrand(4)	Executive Vice President -Aviation Division	—		49,750	—		*
Shawn Rice	VP – Quality Health Safety and Environmental	—		100,000	—		*

*	Less than one percent.
(1)	Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 13,909,565 shares of our common stock outstanding as of June 15, 2005.
(2)

Includes (i) 89,744 shares issuable upon conversion of Series C Preferred Stock and 229,250 shares issuable upon the exercise of warrants currently exercisable, (ii) 38,462 shares issuable upon conversion of Series C Preferred Stock and 98,250 shares issuable upon the exercise of warrants that the holder may acquire within sixty days, and (iii) 566,652 shares issuable upon the exercise of options and restricted stock grants currently exercisable or exercisable within sixty days.

(3)

Based on (i) 89,744 shares issuable upon conversion of Series C Preferred Stock and 229,250 shares issuable upon the exercise of warrants currently exercisable, (ii) 38,462 shares issuable upon conversion of Series C Preferred Stock and 98,250 shares issuable upon the exercise of warrants that the holder may acquire within sixty days, and (iii) 318,458 shares issuable upon the exercise of options and restricted stock grants currently exercisable or exercisable within sixty days.

(4)	Mr. VandenBrand’s employment with the Company terminated on June 30, 2005.

The selling shareholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their warrants or the underlying common stock since the date on which the information in the above table is presented. Information about the selling shareholders may change over time. Any changed information will be set forth in prospectus supplements.

Because the selling shareholders may offer all or some of their common stock from time to time, we cannot estimate the amount of common stock that will be held by any of them upon the termination of any particular offering. See “Plan of Distribution.”

Plan of Distribution

The shares of common stock covered by this prospectus are being registered by us for the account of the selling shareholders.

The selling shareholders, their pledgees, donees, transferees or other successors in interest, may from time to time sell shares of our common stock directly to purchasers or indirectly to or through underwriters, broker-dealers or agents. The selling shareholders may sell all or part of their shares in one or more transactions at fixed prices, varying prices, prices at or related to the then-current market price or at negotiated prices. The selling shareholders will determine the specific offering price of the shares from time to time that, at that time, may be higher or lower than the market price of our common stock on the Nasdaq National Market.

The selling shareholders and any underwriters, broker-dealers or agents participating in the distribution of the shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any profit from the sale of such shares by the selling shareholders and any compensation received by any underwriter, broker-dealer or agent may be deemed to be underwriting discounts under the Securities Act. The selling shareholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Because selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market. With certain exceptions, Regulation M precludes the selling shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

The method by which the selling shareholders, or their pledgees, donees, transferees or other successors in interest, may offer and sell their shares may include, but are not limited to, the following:

•

sales on the Nasdaq National Market, the over-the-counter market, or other securities exchange on which the common stock is listed at the time of sale, at prices and terms then prevailing or at prices related to the then-current market price;

•	sales in privately negotiated transactions;

•	sales for their own account pursuant to this prospectus;

•	through the writing of options, whether such options are listed on an options exchange or otherwise through the settlement of short sales;

•	cross or block trades in which broker-dealers will attempt to sell the shares as agent, but may position and resell a portion of the block as a principal in order to facilitate the transaction;

•	purchases by broker-dealers who then resell the shares for their own account;

•	brokerage transactions in which a broker solicits purchasers;

•	any combination of these methods of sale; and

•	any other method permitted pursuant to applicable law.

Any shares of common stock covered by this prospectus that qualify for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The shares of our common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states, the shares of our common stock may not be sold unless they have been registered or qualified for sale or the sale is entitled to an exemption from registration.

The selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

To the extent required by a particular offering, we will set forth in a prospectus supplement or, if appropriate, a post-effective amendment, the terms of such offering, including among other things, the number of shares of common stock to be sold, the public offering price, the names of any underwriters, dealers or agents and any applicable commissions or discounts. In addition, upon being notified by a selling shareholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

To our knowledge, there are currently no plans, arrangements or understandings between any selling shareholder and any underwriter, broker-dealer or agent regarding the sale of shares of our common stock by the selling shareholders.

The selling shareholders will pay all fees, discounts and brokerage commissions in connection with any sales, including any fees to finders. We will pay all expenses of preparing and reproducing this prospectus, including expenses or compliance with state securities laws and filing fees with the SEC.

Under applicable rules and regulations under Regulation M under the Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market making activities, subject to certain exceptions, with respect to the common stock for a specified period set forth in Regulation M prior to the commencement of such distribution and until its completion. In addition and without limiting the foregoing, the selling shareholders will be subject to the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the common stock by the selling shareholders. The foregoing may affect the marketability of the common stock offered hereby.

Each selling shareholder may be deemed to be an “underwriter” as such term is defined in the Securities Act, and any commissions paid or discounts or concessions allowed to any such person and any profits received on resale of the securities offered hereby may be deemed to be underwriting compensation under the Securities Act.

Our common stock is quoted on the Nasdaq National Market under the symbol “OMNI.”

There can be no assurance that any selling shareholder will sell any or all of the common stock pursuant to this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Legal Matters

The validity of the shares of our common stock will be passed upon for us by Locke Liddell & Sapp LLP, Houston, Texas.

Experts

The consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2002, incorporated by reference in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, and incorporated by reference herein. Such consolidated financial statements are incorporated by reference herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of OMNI Energy Services Corp. incorporated by reference in OMNI Energy Services Corp.’s Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Fitts Roberts & Co., P.C., Independent Registered Public Accounting Firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of OMNI Energy Services Corp. incorporated by reference in OMNI Energy Services Corp.’s Annual Report (Form 10-K) for the year ended December 31, 2004, have been audited by Pannell Kerr Forster of Texas, P.C., Independent Registered Public Accounting Firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

As permitted by Louisiana law, the Company’s Composite Articles of Incorporation contain certain provisions eliminating the personal liability of the directors and officers to the Company and its shareholders for monetary damages for breaches of their fiduciary duties as directors or officers, except for (i) a breach of a director’s or officer’s duty of loyalty to the Company or to its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or stock repurchases or redemptions that are illegal under Louisiana law and (iv) any transaction from which he or she receives an improper personal benefit. In addition, the Amended and Restated Articles of Incorporation provide that if Louisiana law is amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of the directors or officers shall be eliminated or limited to the fullest extent permitted by Louisiana law, as amended. These provisions pertain only to breaches of duty by directors or officers in such capacities and limit liability only for breaches of fiduciary duties under Louisiana corporate law and not for violations of other laws such as the federal securities laws.

The Company’s By-laws require the Company to indemnify its directors and officers against certain expenses and costs, judgments, settlements and fines incurred in the defense of any claim, including any claim brought by or in the right of the Company, to which they were made parties by reason of being or having been directors and officers, subject to certain conditions and limitations.

In addition, each of the Company’s directors and executive officers has entered into an indemnity agreement with the Company, pursuant to which the Company has agreed under certain circumstances to purchase and maintain directors’ and officers’ liability insurance. The agreements also provide that the Company will indemnify the directors and executive officers against any costs and expenses, judgments, settlements and fines incurred in connection with any claim involving a director or executive officer by reason of his position as a director or executive officer that are in excess of the coverage provided by such insurance; provided that the director or executive officer meets certain standards of conduct. Under the indemnity agreements, the Company is not required to purchase and maintain directors’ and officers’ liability insurance if it is not reasonably available or, in the reasonable judgment of the Board of Directors, there is insufficient benefit to the Company from the insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Securities Act, and is, therefore, unenforceable.

OMNI ENERGY SERVICES CORP.

PROSPECTUS

COMMON STOCK

($0.01 PAR VALUE)

July 18, 2005

Part II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

•

Our annual report on Form 10-K for the fiscal year ended December 31, 2004 (filed with the SEC on April 18, 2005) as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on May 2, 2005 and by Amendment No. 2 on Form 10-K/A filed with the SEC on July 1, 2005.

•	Our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2005 (filed with the SEC on May 19, 2005).

•

Our current reports on Form 8-K filed with the SEC on January 27, 2005, February 2, 2005, February 24, 2005, March 3, 2005, April 22, 2005, May 2, 2005, May 6,2005, May 17, 2005, May 20, 2005, May 24, 2005, June 8, 2005, June 17, 2005, July 5, 2005, July 8, 2005 and July 15, 2005. (other than any information in a Current Report on Form 8-K furnished pursuant to Item 2.02 or Item 7.01).

•	The description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on November 17, 1997; and

•

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such reports or documents. (other than any information in a Current Report on Form 8-K furnished pursuant to Item 2.02 or Item 7.01)

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Names Experts and Counsel

None.

Item 6. Indemnification of Directors and Officers

As permitted by Louisiana law, the Company’s Composite Articles of Incorporation contain certain provisions eliminating the personal liability of the directors and officers to the Company and its shareholders for monetary damages for breaches of their fiduciary duties as directors or officers, except for (i) a breach of a director’s or officer’s duty of loyalty to the Company or to its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or stock repurchases or redemptions that are illegal under Louisiana law and (iv) any transaction from which he or she receives an improper personal benefit. In addition, the Amended and Restated Articles of Incorporation provide that if Louisiana law is amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of the directors or officers shall be eliminated or limited to the fullest extent permitted by Louisiana law, as amended. These provisions pertain only to breaches of duty by directors or officers in such capacities and limit liability only for breaches of fiduciary duties under Louisiana corporate law and not for violations of other laws such as the federal securities laws.

The Company’s By-laws require the Company to indemnify its directors and officers against certain expenses and costs, judgments, settlements and fines incurred in the defense of any claim, including any claim brought by or in the right of the Company, to which they were made parties by reason of being or having been directors and officers, subject to certain conditions and limitations.

In addition, each of the Company’s directors and executive officers has entered into an indemnity agreement with the Company, pursuant to which the Company has agreed under certain circumstances to purchase and maintain directors’ and officers’ liability insurance. The agreements also provide that the Company will indemnify the directors and executive officers against any costs and expenses, judgments, settlements and fines incurred in connection with any claim involving a director or executive officer by reason of his position as a director or executive officer that are in excess of the coverage provided by such insurance; provided that the director or executive officer meets certain standards of conduct. Under the indemnity agreements, the Company is not required to purchase and maintain directors’ and officers’ liability insurance if it is not reasonably available or, in the reasonable judgment of the Board of Directors, there is insufficient benefit to the Company from the insurance.

Item 7. Exemption from Registration Claimed.

All of the securities sold and issued by us to the selling stockholders who are reoffering and reselling such securities pursuant to this Registration Statement were issued in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933 relating to sales by an issuer not involving any public offering.

Item 8. Exhibits.

Exhibit No.	DESCRIPTION
4.1*	Amended and Restated OMNI Energy Services Corp. Stock Incentive Plan

5.1*	Opinion of Locke Liddell & Sapp LLP

23.1*	Consent of Pannell Kerr Forster of Texas, P.C.

23.2*	Consent of Fitts, Roberts & Co., P.C.

23.3*	Consent of Ernst & Young LLP

23.4	Consent of Locke Liddell & Sapp LLP (included in Exhibit 5.1)

*	Filed herewith

Item 9. Undertakings.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carencro, State of Louisiana, on the 18th day of July 2005.

OMNI ENERGY SERVICES CORP.

By:	/s/ G. Darcy Klug
Executive Vice President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of James C. Eckert and G. Darcy Klug, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent of his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ James C. Eckert James C. Eckert	President, Chief Executive Officer, Chairman of the Board (Principal Executive Officer)	July 18, 2005

/s/ G. Darcy Klug G. Darcy Klug	Executive Vice President (Interim Principal Financial Officer)	July 18, 2005

/s/ Edward E. Colson, III Edward E. Colson, III	Director	July 18, 2005

/s/ Michael G. DeHart Michael G. DeHart	Director	July 18, 2005

/s/ David A. Melman David A. Melman	Director	July 18, 2005

/s/ Craig P. Rothwell Craig P. Rothwell	Director	July 18, 2005

/s/ Dennis R. Sciotto Dennis R. Sciotto	Director	July 18, 2005

/s/ Richard C. White Richard C. White	Director	July 18, 2005

EXHIBIT INDEX

Exhibit No.	DESCRIPTION
4.1*	Amended and Restated OMNI Energy Services Corp. Stock Incentive Plan

5.1*	Opinion of Locke Liddell & Sapp LLP

23.1*	Consent of Pannell Kerr Forster of Texas, P.C.

23.2*	Consent of Fitts, Roberts & Co., P.C.

23.3*	Consent of Ernst & Young LLP

23.4	Consent of Locke Liddell & Sapp LLP (included in Exhibit 5.1)

*	Filed herewith